Exhibit 10.14

Shares of Restricted Stock Awarded

Share Price at Grant Date

Award Value at Grant Date

Grant Date:

Participant’s Name:

Dear Participant,

CHRW MANAGEMENT RESTRICTED STOCK PROGRAM

I am pleased to advise you that you have been selected to receive shares of C.H. Robinson Worldwide, Inc. (the “Company”) restricted stock under the CHRW Management Restricted Stock Program. The Company is permitted under the terms of its 1997 Omnibus Stock Plan to issue its shares and other derivative securities to employees at various times and in various forms. The Company has also established a nonqualified, defined contribution plan of deferred compensation for the benefit of certain eligible employees known as the “Robinson Companies Nonqualified Deferred Compensation Plan” (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides, in part, that the Company may, in its sole discretion, make discretionary credits to the account of a participant, subject to such terms and conditions established by the Company.

In accordance with the terms of the Deferred Compensation Plan, your account in the Deferred Compensation Plan has been awarded an employer discretionary credit in the form of              shares of C.H. Robinson Worldwide, Inc. restricted common stock. The shares of restricted stock are subject to the terms and conditions contained in the Deferred Compensation Plan and in the 1997 Omnibus Stock Plan (unless expressly modified below), and will be vested, earned and delivered as outlined below.

PROGRAM OUTLINE

1.	Participant’s account in the Deferred Compensation Plan will be credited with restricted stock of the Company.

2.

Beginning on December 31, 2003, and on each December 31 thereafter through December 31, 2007, a portion of the restricted shares will vest, but only if and only to the extent that the Company’s Vesting Indicator (VI) is greater than zero for the respective year, as determined by the Compensation Committee of the Company’s Board of Directors. The VI is defined as the sum of 5 percentage points plus the average of the following items (A) and (B) rounded to the nearest whole percentage: (A) the percentage increase of

Company income from operations for the current year over the prior year rounded to two decimals and (B) the percentage increase in Company diluted net income per share for the current year over the prior year rounded to two decimals.

Example

	Prior Year	Current Year	Percentage Increase
Operating Income (A)	$156,580,000	$178,501,200	14.00%
Diluted EPS (B)	1.12	1.29	15.18
Average Percentage Increase of (A) and (B)			14.59
Add: 5 Percentage Points			19.59
Rounded to the Nearest Whole Percentage			VI=20.00%

3.	In determining how many shares are vested at the end of each year, the VI is multiplied by the original restricted stock grant and then rounded to the nearest whole share.

Example

Restricted Stock Grant: 1,333 shares	Year 1	Year 2	Year 3
VI:	20%	12%	26%
Rounded Number of Shares Vested on Dec. 31:	267	160	347

4.	The Compensation Committee’s calculation of VI shall be final, and the Compensation Committee retains the discretion to eliminate unusual items, if any, for purposes of calculating the VI for any particular year.

5.	Participant’s restricted stock will vest only while the Participant is employed by the Company. A Participant must be an employee of the Company on December 31 of a particular year in order to vest in any shares for that year. If a Participant’s employment is terminated, whether voluntarily or involuntarily, prior to vesting of any restricted stock, any shares remaining unvested as of the date of termination will be forfeited and deleted from Participant’s account, and the Participant will retain no rights with respect to the forfeited shares. Vesting will not be accelerated on account of death or disability.

6.	Participant’s restricted stock may vest pursuant to paragraph 2 above with respect to this award for up to 5 years (and may vest in less than 5 years if the VI during such time period is sufficiently high enough). Any shares remaining unvested after December 31, 2007 will be forfeited and deleted from Participant’s account, and the Participant will retain no rights with respect to the forfeited shares.

7.	Notwithstanding the foregoing, Participants who embezzle or misappropriate Company funds or property will automatically forfeit all restricted stock awarded, whether vested or unvested, and will retain no rights with respect to such shares.

8.	Vested shares shall be delivered to Participant from the Deferred Compensation Plan in 5 equal annual installments beginning 60 days after terminating employment regardless of the reason for termination.

9.	Restricted stock may not be sold, exchanged, assigned, transferred, discounted, pledged or otherwise disposed of at any time prior to delivery of the vested shares from the Deferred Compensation Plan. Participant will be entitled to receive dividend equivalents on the shares of restricted stock credited to Participant’s account, whether vested or unvested, when and if dividends are declared by the Company’s Board of Directors on the Company’s common stock, in an amount of cash per share equal to and on the same payment dates as other common stockholders of the Company. Dividend equivalents paid before delivery of the shares from the Deferred Compensation Plan will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

10.	In order to comply with all applicable federal or state income tax laws or regulations, at the time that the shares are delivered to the Participant, the Company will withhold taxes based on the Fair Market Value of the shares at the time of delivery. In order to satisfy any such tax withholding obligation, the Company will withhold a portion of the shares otherwise to be delivered with a Fair Market Value equal to the amount of such taxes. “Fair Market Value” for a share shall mean the last sale price of a share of the Company’s common stock on the Nasdaq National Market (or other national securities exchange on which the Company’s common stock is then listed) on the trading date immediately preceding the date the shares are delivered to the Participant. If the Company’s common stock is not then traded in an established securities market, the Compensation Committee of the Board of Directors shall determine Fair Market Value in accordance with the 1997 Omnibus Stock Plan.

11.	This restricted stock award shall confer no rights of continued employment to the Participant, nor will it interfere in any way with the right of the Company to terminate such employment at any time. The Company retains all rights to enforce any other agreement or contract that the Company has with the Participant.

12.

If there shall be any change in the Company’s common stock through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, appropriate adjustments shall be made in the number of restricted shares that are vested or unvested under this agreement in order to prevent dilution or enlargement of rights.

13.	In the event of a Change in Control, the Compensation Committee may, in its discretion, accelerate the vesting of the restricted shares. A “Change in Control” shall be deemed to occur on the date (i) a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended) is made by the Company or any Person (as defined below) that such Person beneficially owns more than 50% of the Common Stock outstanding, (ii) the Company consummates a merger, consolidation or statutory share exchange with any other Person in which the surviving entity would not have as its directors at least 60% of the Continuing Directors (as defined below) and would not have at least 60% of its common stock owned by the common shareholders of the Company prior to such merger, consolidation or statutory share exchange, (iii) a majority of the Board of Directors is not comprised of Continuing Directors or (iv) a sale or disposition of all or substantially all of the assets of the Company or the dissolution of the Company. A “Continuing Director” is a director recommended by the Board of Directors of the Company for election as a director of the Company by stockholders. “Person” means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

14.	This restricted stock award is made pursuant to the Deferred Compensation Plan and the Company’s 1997 Omnibus Stock Plan and is subject to the terms of such plans. Participant may request a copy of either or both plans from the Company. By participating in the CHRW Management Restricted Stock Program, Participant shall be deemed to have accepted all the conditions of the Deferred Compensation Plan and the 1997 Omnibus Stock Plan and this agreement, and the terms and conditions of any rules adopted by the Committee (as defined in the 1997 Omnibus Stock Plan) and shall be fully bound thereby. This agreement shall be construed under the laws of the state of Minnesota.

The Company is enthusiastic about this program as it feels that the more incentives it can provide, the more vitally and personally interested and involved the Participants will be in making C.H. Robinson Worldwide a bigger and better company.

Sincerely,

C.H. Robinson Worldwide, Inc.

By:
[John P. Wiehoff] [Chief Executive Officer]

AGREED TO AND ACCEPTED:

[Participant]